Exhibit 99.1
 Why is REIT I contemplating the proposed Merger?The REIT I Board believes that by combining REIT I and NNN REIT, the Combined Company will achieve on behalf of investors the following:  Increased Liquidity Provisions. The Combined Company intends to offer REIT I investors improved liquidity provisions via a monthly, rather than quarterly, share repurchase program as well as the tangential benefits of an ongoing offering that has the potential to continuously increase the count of investors and the total shares outstanding, thereby increasing each individual investor's diversification as measured by the relative percentage ownership of the Combined Company. Providing for long-term liquidity via a sustainable share repurchase program was the primary goal of the REIT I Board's strategic alternatives review process that began in January 2019.More Frequent Distributions. The Combined Company will offer REIT I investors monthly, rather than quarterly, distributions and the ability to reinvest via a monthly distribution reinvestment program, thereby providing REIT I investors a greater opportunity to benefit from more frequent compounding.Strategic Benefits and Opportunities. The Combined Company will be better positioned to achieve a successful strategic transaction as a result of increased scale. The Combined Company will maintain REIT I’s strategy of focusing on high quality office, industrial and retail properties with creditworthy tenants and long-term leases that are essential to the business operations of the tenant.Improvement of Portfolio Characteristics. As a result of the Merger, REIT I’s portfolio of properties would improve, among others, in the following respects:  Increased average lease term;Enhanced tenant, industry and geography diversification; andIncreased occupancy  Increased Scale. The enhanced size, scale, and financials of the Combined Company will likely improve access to the capital markets, which can be used to support strategic investments to drive growth opportunities. Following the Merger, the Combined Company’s enterprise value will increase by approximately 184% over REIT I’s enterprise value as of June 30, 2019.Continued Ownership in a Public Company. The receipt of shares of NNN REIT Class C common stock as merger consideration provides REIT I shareholders the opportunity to continue ownership in the Combined Company, which will continue to provide the benefits of an investment in a public company, such as publicly filed quarterly and annual financial statements and periodic reports.  What will happen in the proposed Merger?At the effective time of the Merger, each issued and outstanding common share of REIT I (other than REIT common shares owned by NNN REIT or any of its wholly owned subsidiaries will be converted into the right to receive one share of NNN REIT Class C common stock (with fractional shares receiving a corresponding number of fractional shares of NNN REIT). This ratio of one share of NNN REIT Class C common stock for every one outstanding common share and excess share of REIT I is referred to herein as the “Exchange Ratio.” As of the date of this filing, there are no outstanding excess shares of REIT I.                  Real Estate Investment Trust I  Frequently Asked Questions  On September 20, 2019, RW Holdings NNN REIT, Inc. (“NNN REIT”) and Rich Uncles Real Estate Investment Trust I (“REIT I”) announced that they had entered into a definitive merger agreement (the "Merger Agreement") pursuant to which NNN REIT would acquire REIT I (the "Merger"). Additionally, the combined company (the "Combined Company") intends to acquire the assets of its sponsor and advisor to become self-managed. The two all-stock transactions, if completed, will create the largest real estate crowdfunded equity REIT with over $450 million in real estate assets under management and the first FinTech real estate crowdfunding platform to be wholly owned by its own investors. This transformational transaction would establish the Combined Company as a best-in-class public, non-listed real estate investment trust (REIT) where investors benefit from internal management, a board of directors with substantial public company real estate experience, the elimination of all external advisory fees and a direct-to-investor business model that cuts out the high-commission intermediaries.

 What are the anticipated U.S. federal income tax consequences of the proposed Merger?It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”). The closing of the Merger is conditioned on the receipt by NNN REIT of an opinion from counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders of REIT I common shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of NNN REIT common stock in exchange for REIT I common shares in connection with the Merger. Holders of REIT I common shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.  How did the REIT I Board determine to recommend an offer of $10.16 a share?The REIT I Board ran an extensive marketing process to determine broad interest in the real estate portfolio. This process resulted in over 9,000 real estate broker companies and over 6,500 investor groups receiving information about REIT I’s assets. From this list, 103 investor groups signed confidentiality agreements enabling them to review detailed property due diligence materials. Of the 103 investor groups, seven formal, yet conditional bids were received with bid amounts ranging from $94 million to $122 million - these bids were all taxable transactions to REIT I shareholders and many were contingent on the bidder obtaining financing. In a successive offer round, the highest bidder increased their bid to $124 million. Following a period of exclusive negotiations, NNN REIT and REIT I agreed to a non-taxable, stock- for-stock transaction at $10.16 per share (which estimates the value of the real estate portfolio at $142 million). As the highest nominal and relative offer made, the REIT I Board recommends that investors vote in favor of the Merger.  Will NNN REIT and REIT I continue to pay distributions prior to the closing of the Merger?Yes. The Merger Agreement permits the authorization and payment by NNN REIT and REIT I of cash distributions in the ordinary course of business and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax.  When is the Merger expected to be completed?NNN REIT and REIT I expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If both REIT I’s shareholders and NNN REIT’s stockholders approve the Merger, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed in late December 2019 or early January 2020. However, there is no guarantee that the conditions to the Merger will be satisfied or that the Merger will close. The above contemplated date cannot be achieved unless NNN REIT stockholders and REIT I shareholders submit their respective votes in a timely manner.  As a REIT I shareholder, will I be subject to a new share repurchase discount with my new NNN REIT shares?No. Existing REIT I shareholders receiving shares of NNN REIT Class C common stock in connection with the Merger are not expected to be subject to any share repurchase discount that is greater than what they would currently be subject to at the time of the closing of the Merger.

 If I decide to redeem all or a portion of my shares of REIT I shares, when can I do so?The REIT I share repurchase program has been temporarily suspended by REIT I's Board as a result of the potential Merger, and will remain suspended until such time, if any, as REIT I's Board approves the resumption of REIT I's share repurchase program. If the Merger proposal is approved, then the Board of the Combined Company shall determine when, if ever, it is in the best interest of the Combined Company to resume the share repurchase program. However, it is presently anticipated to resume following the closing of the Merger, which is expected to occur in late December 2019 or early January 2020. If the Merger proposal is not approved, the REIT I Board will need to determine when and under what conditions lifting the suspension of the share repurchase program could be made, if any.  If a REIT I shareholder opposes the Merger, can they redeem their REIT I common shares at the existing REIT I NAV per share of $10.57?No. If the Merger proposal is not approved, the REIT I Board will need to reevaluate all strategic options to determine an alternative recommendation to present to the REIT I shareholders. These alternatives could include, but are not limited to, accepting a lower offer price from a competing bidder, implementing an orderly liquidation of individual assets at prevailing market prices, ending distributions in excess of the minimum required amount to maintain REIT status, ordering new appraisals for REIT I’s real property that could result in a revised lower NAV per share or any combination of these alternatives. If the Merger proposal is approved, REIT I shareholders that oppose the Merger are not, and will not be, entitled to appraisal rights with respect to determining payment for the fair value of their REIT I common shares and would be required to submit a repurchase request of their newly issued shares of NNN REIT Class C common stock in accordance with rules set forth in NNN REIT’s share repurchase program.

Investor Return Illustration

The following charts are hypothetical scenarios of returns for REIT I Investors after giving effect to the 1:1 conversion into NNN REIT at $10.16 per share.



Rich Uncles Real Estate Investment Trust I
Initial Investment (per share)
Total Investment Value (per share)
Total Return: 23.7%
Annualized Return: 7.5%
Total Return: 25.8%
Annualized Return: 8.1%
Total Return: 44.7%
Annualized Return: 6.6%
Total Return: 54.8%
Annualized Return: 7.9%
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$-
$10.00
$12.37
$10.00
$12.58
$10.00
$14.47
$10.00
$15.48

Scenario 1

Investor invested at $10/share at the end of offering on July 20, 2016 and elected to receive cash dividends.

Scenario 2

Investor invested at $10/share at the end of offering on July 20, 2016 and elected to reinvest dividends.

Scenario 3

Investor invested at $10/share at the beginning of offering and elected to receive cash dividends.

Scenario 4

Investor invested at $10/share at the beginning of offering and elected to reinvest dividends.

Total Return is derived by calculating the total pre-tax change in dollar value of one REIT I share purchased at $10.00 at either the beginning or ending of the offering period with an ending value equal to $10.16 per share, which is the most recent estimated net asset value per share of NNN REIT, plus the cumulative value of quarterly dividends publicly declared and paid by REIT I through Q2 2019 and without effect to the tax treatment or classification of those dividends. Under the scenarios where cash dividends were elected, no re-investment was assumed. Under the scenarios where dividend reinvestment was elected, the calculations assume dividends were reinvested at the then prevailing published REIT I NAV per share at the time of the dividend payment. The Annualized Return is the pre-tax calculation of the average annual return of Total Return divided by the number of years since the initial REIT I share purchase.

ADDITIONAL INFORMATION ABOUT THE MERGERIn connection with the Merger, NNN REIT will prepare and file with the SEC a Joint Proxy Statement and Prospectus jointly prepared by NNN REIT and REIT I (with respect to its proxy statement), and other related documents. The Joint Proxy Statement and Prospectus will contain important information about the Merger and related matters.INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY REIT I AND NNN REIT WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAINIMPORTANT INFORMATION ABOUT REIT I, NNN REIT AND THE MERGER. Investors and shareholders of REIT I and NNN REIT may obtain free copies of the Joint Proxy Statement and Prospectus, the registration statement on Form S-4 prepared by NNN REIT for the Class C common stock, and other relevant documents filed by REIT I and NNN REIT with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by REIT I and NNN REIT with the SEC are also available free of charge on REIT I’s and NNN REIT’s website at www.RichUncles.com.This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.PARTICIPANTS IN SOLICITATION RELATING TO THE MERGERREIT I, NNN REIT and their respective trust managers, directors and executive officers may be deemed to be participants in the solicitation of proxies from REIT I’s shareholders and NNN REIT’s stockholders in respect of the Merger. Information regarding REIT I’s trust managers and executive officers can be found in REIT I’s most recent Annual Report on Form 10-K filed on March 27, 2019. Information regarding NNN REIT’s directors and executive officers can be found in NNN REIT’s most recent Annual Report on Form 10-K filed on March 29, 2019. Additional information regarding the interests of such potential participants will be included in the Joint Proxy Statement and Prospectus and other relevant documents filed with the SEC in connection with the Merger if and when they become available. These documents are available free of charge on the SEC’s website and from REIT I or NNN REIT, as applicable, using the sources indicated above.Forward-Looking StatementsThis report contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; REIT I can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from REIT I’s expectations include, but are not limited to, the risk that the Merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger regarding the Merger; the inability of REIT I or NNN REIT to obtain stockholder approval of the Merger or the failure to satisfy the other conditions to completion of the Merger; risks related to disruption of management’s attention from the ongoing business operations due to the Merger; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of REIT I or NNN REIT; and other factors, including those set forth in the Risk Factors section of REIT I’s most recent Annual Report on Form 10-K for the year ended December 31, 2018, as updated by REIT I’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 filed with the SEC, and other reports filed by REIT I with the SEC, copies of which are available on the SEC’s website, www.sec.gov. REIT I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.